UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 30, 2010

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33008	98-0221142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

Plaza America Tower I 11700 Plaza America Drive, Suite 1010 Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

(703) 964-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Benjamin G. Wolff as President:

On June 30, 2010, the Board of Directors (“Board”) of ICO Global Communications (Holdings) Limited (“Company”) appointed the Company’s Chairman and Chief Executive Officer, Benjamin G Wolff, age 41, as the Company’s President. Mr. Wolff is not receiving any additional compensation in connection with his appointment as the Company’s President.

Appointment of R. Gerard Salemme to Board of Directors:

Effective June 30, 2010, R. Gerard Salemme, age 56, has been appointed to the Board.

Mr. Salemme is currently the Executive Vice President, Strategy, Policy & External Affairs of Clearwire Cororation (“Clearwire”), a position he has held since November 2004. For the past 20 years, Mr. Salemme has been a member of the senior executive team of a number of telecommunications ventures through his role as a partner of Eagle River Investments, LLC (“Eagle River”). Eagle River, an investment firm led by one of our directors, Craig O. McCaw, focuses on investments in the technology and telecommunications sectors that have included Nextel, Nextel Partners, Nextlink, the Company, NextNet, Clearwire and others. Mr. Salemme is also a Vice President of Eagle River, Inc., a position he has held since 2004. The Company has an agreement with Eagle River, Inc. to provide advisory services to the Company. This agreement has an annual fee of $500,000 and is payable in quarterly installments in stock or cash, at the Company’s option.

He was also previously a member of the Board from May 2002 until December 2008.

Mr. Salemme also served as the senior telecommunications policy analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance, as chief of staff to Congressman Ed Markey of Massachusetts, and as a lecturer of economics at the University of Massachusetts at Salem. In 2004, he took a leave of absence to serve as the Deputy to the Campaign Manager of the Kerry for President Committee.

Mr. Salemme also serves on the Boards of DBSD North America, Inc. and RECON Dynamics, LLC. Since 2006, he has been a member of the US Department of Commerce Spectrum Management Advisory Committee. In addition, he is a Director and Executive Committee member for the Wireless Communications Association International.

Pursuant to the Company’s Board Compensation Policy for all non-employee directors, Mr. Salemme was granted an option to purchase 100,000 shares of the Company’s Class A common stock. The grant was effective as of June 30, 2010, with an exercise price equal to the closing price of the Company’s Class A common stock on the Nasdaq Global Market on that date. This option will vest and become exercisable in four, equal annual installments beginning with the date the option was granted, with the result that the option becomes fully vested following four years of service on the Board. Per the Company’s Board Compensation Policy, Mr. Salemme will receive options to purchase an additional 30,000 shares of the Company’s Class A common stock on October 1 of each year, presuming that he remains a director on such date.

Appointment of Timothy M. Dozois as Acting Secretary:

On June 30, 2010, the Board also appointed Timothy M. Dozois, age 48, as the Company’s Acting Secretary.

For the past 21 years, Mr. Dozois has engaged in the private practice of law, with an emphasis on securities law compliance, mergers, acquisitions, divestitures, and technology licensing. For 15 of those years, through March 2010, Mr. Dozois served as an equity partner of Davis Wright Tremaine LLP. In March 2010, Mr. Dozois joined with two former Davis Wright Tremaine partners to form Zupancic Rathbone Law Group, Inc., a boutique firm in Lake Oswego, Oregon (“ZR”) that specializes in structured financing, with a particular emphasis on the acquisition, financing and management of troubled real property assets.

Mr. Dozois is a member of the American Bar Association, the Oregon State Bar Association - Securities Section, and the American Health Lawyers Association. He received his B.S. in Financial Management from Oregon State University and his J.D from the University of Oregon School of Law, where he was Order of the Coif.

The Company has engaged Mr. Dozois under a consulting agreement, through ZR, to provide general counsel services to the Company and to its deconsolidated subsidiary, DBSD North America, Inc., and its subsidiaries (collectively, “DBSD”), for which ZR is receiving a monthly retainer of $20,000. In addition to the monthly retainer, the Company may, in its sole discretion, pay to Mr. Dozois an annual bonus in an amount deemed appropriate by the Compensation Committee of the Board. In connection with the consulting agreement, Mr. Dozois was granted an option to purchase 30,000 shares of the Company’s Class A common stock. The grant was effective June 15, 2010, with an exercise price equal to the closing price of the Company’s Class A common stock on the Nasdaq Global Market on that date. This option will vest and become exercisable in four, equal annual installments beginning with the date the option was granted, with the result that the option becomes fully vested following four years of continuous service to the Company.

Also attached as exhibit 10.1 and incorporated by reference is the Engagement Letter dated May 16, 2010, between ICO, DBSD and ZR. The summary provided above is qualified by reference to the engagement letter.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Engagement Letter dated May 16, 2010, between ICO, DBSD and ZR.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED
(Registrant)

July 2, 2010	By:	/s/ Timothy M. Dozois
Timothy M. Dozois
General Counsel and Acting Secretary